  Exhibit 11.1

Hudson Ltd

Code of Ethics

Adopted by the Board of Directors of Hudson Ltd. on September 28, 2017

Introduction

This Code of Ethics (the “Code”) has been adopted by the Board of Directors of Hudson Ltd., is applicable to all employees, officers and directors of Hudson Ltd. and summarizes the standards that must guide our actions. Although they cover a wide range of business practices and procedures, these standards cannot and do not cover every issue that may arise or every situation in which ethical decisions must be made, but rather set forth key guiding principles that represent the policies of Hudson Ltd and Hudson Ltd’s direct and indirect subsidiaries (including partnerships and joint ventures) (together the “Company”) and establish conditions for employment at the Company.

We must strive to foster a culture of honesty and accountability. Our commitment to the highest level of ethical conduct should be reflected in all of the Company’s business activities, including, but not limited to, relationships with employees, customers, suppliers, competitors, the government, the public and our shareholders. All of our employees, officers and directors must conduct themselves according to the language and spirit of this Code and seek to avoid even the appearance of improper behavior. Even well-intentioned actions that violate the law or this Code may result in negative consequences for the Company and for the individuals involved.

One of our Company’s most valuable assets is our reputation for integrity, professionalism and fairness. We should all recognize that our actions are the foundation of our reputation and adhering to this Code and applicable law is imperative.

Further, as the Company is controlled by Dufry AG (“Dufry”), our employees, officers and directors also have an obligation to comply with the Code of Ethics, Sustainability and Integrity in Business Transactions of Dufry, as amended from time to time.

Conflicts of Interest

Our employees, officers and directors have an obligation to conduct themselves in an honest and ethical manner and to act in the best interest of the Company. All employees, officers and directors should endeavor to avoid situations that present a potential or actual conflict between their interest and the interest of the Company.

A “conflict of interest” occurs when a person’s private interest interferes in any way, or even appears to interfere, with the interests of the Company as a whole, which includes the interests of the Company’s subsidiaries and affiliates, as well as those of the entire Dufry group, of which the Company is a controlled subsidiary. A conflict of interest may arise when an employee, officer or director takes an action or has an interest that may make it difficult for him or her to perform his or her work objectively and effectively. Conflicts of interest may also arise when an employee, officer or director (or a member of his or her family) receives improper personal benefits as a result of the employee’s, officer’s or director’s position in the Company.

Although it would not be possible to describe every situation in which a conflict of interest may arise, the following are examples of situations that may constitute a conflict of interest:

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Working, in any capacity, for a competitor, customer or supplier while employed by the Company.

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Accepting gifts of more than modest value or receiving personal discounts (if such discounts are not generally offered to the public) or other benefits as a result of your position in the Company from a competitor, customer or supplier.

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Competing with the Company for the purchase or sale of property, products, services or other interests.

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Having an interest in a transaction involving the Company, a competitor, customer or supplier (other than as an employee, officer or director of the Company and not including routine investments in publicly traded companies).

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Receiving a loan or guarantee of an obligation as a result of your position with the Company.

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Directing business to a supplier owned or managed by, or which employs, a relative or friend.

Situations involving a conflict of interest may not always be obvious or easy to resolve. You should report actions that may involve a conflict of interest to the Compliance Officer of Hudson Ltd.

In the event that an actual or apparent conflict of interest arises between the personal and professional relationship or activities of an employee, officer or director, the employee, officer or director involved is required to handle such conflict of interest in an ethical manner in accordance with the provisions of this Code.

Quality of Public Disclosures

The Company has a responsibility to communicate effectively with shareholders so that they are provided with full and accurate information, in all material respects, about the Company’s financial condition and results of operations. Our reports and documents filed with or submitted to the United States Securities and Exchange Commission and our other public communications shall include full, fair, accurate, timely and understandable disclosure, and the Company has established a Disclosure Committee consisting of senior management to assist in monitoring such disclosures.

Compliance with Laws, Rules and Regulations

We are strongly committed to conducting our business affairs with honesty and integrity and in full compliance with all applicable laws, rules and regulations. No employee, officer or director of the Company shall commit an illegal or unethical act, or instruct others to do so, for any reason.

Compliance with This Code and Reporting of Any Illegal or Unethical Behavior

All employees, directors and officers are expected to comply with all of the provisions of this Code. The Code will be strictly enforced and violations will be dealt with immediately, including by subjecting persons who violate its provisions to corrective and/or disciplinary action such as dismissal or removal from office.

Situations which may involve a violation of ethics, laws, rules, regulations or this Code may not always be clear and may require the exercise of judgment or the making of difficult decisions.

Any concerns about a potential violation of ethics, laws, rules, regulations or this Code by any employee, officer or director of Hudson Ltd. or concerns or complaints regarding accounting, internal accounting controls and auditing matters or questionable accounting or auditing issues may be reported by contacting the Compliance Officer of Hudson Ltd. or anonymously by e-mail to integrity@hudsongroup.com or by telephone to 1-877-866-7852. Upon receipt of any such concerns, the Compliance Officer of Hudson Ltd. shall report to the Audit Committee, in the manner directed by it, in respect of any concerns or complaints regarding accounting, internal accounting controls and auditing matters or questionable accounting or auditing issues as well. The Compliance Officer shall also notify the member of the Board of Directors of Hudson Ltd. designated by the Board as the “Code of Ethics Director” and the Group General Counsel of Dufry of all concerns reported. Any concerns involving the Compliance Officer of Hudson Ltd. should be reported directly to the Code of Ethics Director.

Concerns about potential violations of ethics, laws, rules, regulations or this Code may also be reported to the wrongdoing reporting platform of Dufry by e-mail to integrity@dufry.com or in writing to the Group General Counsel, Dufry, Brunngaesslein 12, CH-4010 Basel, Switzerland.

An anonymous report should provide enough information about the incident or situation to allow the Company to investigate properly. If concerns or complaints that were made in good faith require confidentiality, including keeping an identity anonymous, the Company will endeavor to protect this confidentiality, subject to applicable laws, regulations or legal proceedings.

The Company encourages all employees, officers and directors to report any suspected violations promptly and intends to thoroughly investigate any good faith reports of violations. The Company will not tolerate any kind of retaliation for reports or complaints regarding misconduct that were made in good faith. Open communication of issues and concerns by all employees, officers and directors without fear of retribution or retaliation is vital to the successful implementation of this Code. All employees, officers and directors are required to cooperate in any internal investigations of misconduct and unethical behavior.

The Company recognizes the need for this Code to be applied equally to everyone it covers. The Compliance Officer of Hudson Ltd. will have primary authority and responsibility for the enforcement of this Code, subject to the supervision of the Code of Ethics Director Questions concerning this Code should be directed to the Compliance Officer of Hudson Ltd.

The provisions of this section are qualified in their entirety by reference to the following section.

Waivers and Amendments

Any waiver (including any implicit waiver) of the provisions in this Code for executive officers or directors will be disclosed to the Company’s shareholders in the Company’s annual report on Form 20-F. Amendments to this Code will also be disclosed in the Company’s annual report on Form 20-F.